Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of Ellington Residential Mortgage REIT of our report dated March 28, 2013, except for the effects of the common share dividend discussed in Note 8 to the consolidated financial statements, as to which the date is April 22, 2013, relating to the financial statements of Ellington Residential Mortgage REIT, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 1, 2013